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                                                                     Exhibit 5.1

                                [GWS Letterhead]

(214) 999-3000

December 12, 2003

NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas  77064

Gentlemen:

         We have served as counsel for NCI Building Systems, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 1,000,000 shares of Common Stock of the Company to be issued and sold by the Company pursuant to the Company's 401(k) Profit Sharing Plan (the "Plan"), including an indeterminate amount of interests in the Plan to be offered or sold pursuant to the Plan (the "Shares").

         With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares which may be issued or sold by the Company pursuant to the Plan, when so issued or sold in accordance with the Plan, will be duly authorized and validly issued, and fully paid and nonassessable.

         We consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the heading "Interests of Named Experts and Counsel."

Very truly yours,

GARDERE WYNNE SEWELL LLP

By:/s/ John K. Sterling
   -----------------------------
   John K. Sterling, Partner